                                                                    Exhibit 10.8

                AMENDED AND RESTATED LICENSE AGREEMENT BETWEEN

             BRIGHAM YOUNG UNIVERSITY AND SONIC INNOVATIONS, INC.


 1     Definitions.................................................    1
 2     BYU Grant...................................................    3
 3     Sharing of all Improvements.................................    4
 4     Alternate Technology........................................    4
 5     Performance Requirements....................................    4
 6     License Fees and Royalties..................................    5
 7     Reports, Records, Penalties and Interest....................    6
 8     Confidentiality.............................................    7
 9     Separate Service Agreement..................................    8
10     Export Controls.............................................    8
11     Patent Marking and Copyright Notice.........................    8
12     Patent Prosecution and Maintenance..........................    8
13     Infringement................................................    9
14     Warranty and Limitation of Remedy...........................   10
15     Product Liability and General Indemnification...............   10
16     Term and Termination........................................   11
17     Negotiations, Mediation and Arbitration.....................   12
18     Licensee Assignment.........................................   13
19     Non Use of BYU Name.........................................   13
20     Publication.................................................   13
21     Payment, Notices and Other Communications...................   14
22     Miscellaneous Provisions....................................   14

                     AMENDED AND RESTATED LICENSE AGREEMENT
                            BRIGHAM YOUNG UNIVERSITY

     This Amended and Restated License Agreement (the "Agreement"), effective March 21, 2000 is entered into between Brigham Young University, a Utah non-profit corporation and educational institution, with its principal campus and place of business located at Provo, Utah 84602 (referred to in this Agreement as "BYU") and Sonic Innovations, Inc., a Utah corporation with its principal place of business located at 2795 E. Cottonwood Parkway, Suite 660, Salt Lake City, Utah 84121 (referred to in this Agreement as "LICENSEE").

                                   RECITALS
                                   --------

     1. BYU is the sole owner of certain intellectual property rights known as "Noise Suppression" and has the right to grant licenses with respect to these rights.

          A. BYU is an institution of higher education and is not in the business of commercially developing ideas, inventions, or other types of intellectual property, but it does desire to have Noise Suppression available to the public and is willing to grant a license for this purpose.

          B. LICENSEE has represented to BYU that LICENSEE has the technical and commercial ability, and the technical, financial and other resources necessary to develop and sell products or services based upon Noise Suppression.

          C. LICENSEE desires to obtain a license to Noise Suppression upon the terms and conditions of this Agreement.

          D. LICENSEE (or its predecessor entity) and BYU have previously entered into that certain License Agreement in 1997 (the "Old 1997 Agreement") and now desire to terminate the Old 1997 Agreement and amend and restate it in its entirety in this Agreement.

     In consideration of the promises and mutual covenants contained in this Agreement the parties agree as follows:

                              TERMS OF AGREEMENT

1    Definitions

     For the purposes of this Agreement, the following terms, words and phrases shall have the meaning ascribed to them in this Section.

     1.1  "ADJUSTED GROSS SALES" shall mean LICENSEE's gross sales price or the
           --------------------
fair market monetary equivalent value of consideration received for LICENSED PRODUCTS or PROCESSES, including product or process IMPROVEMENTS, sold, leased, licensed or otherwise transferred by LICENSEE or a SUBLICENSEE to a third party, including fees separately billed and specifically identified as consideration for support, maintenance, service or subscriptions which include providing upgrades or improvements, less qualifying costs directly attributable to such sale, lease, license or transfer actually allowed and borne by LICENSEE or a SUBLICENSEE. Such qualifying costs shall be limited to the costs of the following:

          A. Trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

          B. Sales, import and export duties and/or use and excise taxes imposed with reference to particular sales;

          C.   Outbound transportation expenses prepaid or allowed;

          D. Amounts allowed or credited by reason of timely rejections or returns; and

          E. Fees separately billed and specifically identified as "installation fees," which are consistent with those normally charged in the trade.

     No deductions shall be made for commissions paid to individuals, whether they be regularly employed by LICENSEE or by independent sales agents, or for the cost of collections. For purposes of calculating "ADJUSTED GROSS SALES" a LICENSED PRODUCT or PROCESS shall be considered sold, leased, licensed or transferred when billed, invoiced, shipped, paid for or transferred, whichever event occurs first.

     1.2  "AFFILIATE" shall mean any person or entity owned or controlled
           ---------
directly or indirectly by LICENSEE or any person or other entity controlled by, controlling, or under common control with LICENSEE. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of a person or entity; whether through ownership, voting securities, beneficial interests; by contract; by agreement; or otherwise.

     1.3  "END USER" means any person or entity to which LICENSED PRODUCTS or
           --------
LICENSED PROCESSES are sold or licensed for personal or business use and not for the purpose of licensing or selling to other persons or entities.

     1.4  "IMPROVEMENT(S)" means any invention, idea, trade secret, know-how or
           --------------
derivative work which is directly related to or which includes any portion of or utilizes any portion of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES, whether or not patentable, copyrightable, or otherwise protectable as intellectual property which is subsequently acquired or developed by LICENSEE during the term of this Agreement.

     1.5  "LICENSED PROCESS(ES)" means and includes any process, procedure,
           --------------------
technique, method or service the use or practice of which incorporates or makes use of any part of the LICENSED TECHNOLOGY or IMPROVEMENTS.

     1.6  "LICENSED PRODUCT(S)" means and includes any product, apparatus, or
           -------------------
IMPROVEMENTS which are developed, or enhanced in whole or in part by LICENSEE, the production, manufacture, sale, lease, license, transfer or use of which incorporates or makes use of any part of the LICENSED TECHNOLOGY or IMPROVEMENTS. In the event such a product or apparatus forms an integral part or component of a larger product, such larger product shall be considered a "LICENSED PRODUCT," for purposes of this Agreement.

     1.7  "LICENSED TECHNOLOGY" means and includes all of BYU's technology and
           -------------------
intellectual property referred to in this Agreement as Noise Suppression and related enhancements generated at BYU as specifically identified and limited on Exhibit "A", which is attached to this Agreement and by reference is incorporated and made part of this Agreement.

     1.8  "LICENSEE" is Licensee, and its AFFILIATES.
           --------

     1.9  "SUBLICENSEE" is any person or entity including value added retailers
           -----------
or other individuals or entities, which are licensed pursuant to this Agreement by LICENSEE with rights to the LICENSED TECHNOLOGY to market to END USERS LICENSED PRODUCTS or LICENSED PROCESSES which are developed, enhanced, improved or manufactured by said person or entity.

2    BYU Grant

     2.1 BYU hereby grants LICENSEE an exclusive, worldwide, right and license to utilize the LICENSED TECHNOLOGY, to develop LICENSED PRODUCTS and LICENSED PROCESSES to manufacture, sell, lease and otherwise transfer LICENSED PRODUCTS and to practice LICENSED PROCESSES within the field of auditory assistance to the hearing impaired and hearing protection as authorized in this Agreement until such time as this Agreement is terminated. This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS or LICENSED PROCESSES through an AFFILIATE or through LICENSEE's use of any retail outlet or distributor and shall authorize any END USERS' use of the LICENSED PRODUCTS and LICENSED PROCESSES sold or transferred by LICENSEE or its AFFILIATES, retail outlets or distributors.

     2.2 BYU hereby grants LICENSEE a non-exclusive, worldwide right and license to utilize the LICENSED TECHNOLOGY, to develop LICENSED PRODUCTS and LICENSED PROCESSES to manufacture, sell, lease and otherwise transfer LICENSED PRODUCTS and to practice LICENSED PROCESSES for all applications of the LICENSED TECHNOLOGY outside the field of auditory assistance to the hearing impaired and hearing protection as authorized in this Agreement until such time as this Agreement is terminated. This grant will extend to the manufacture, sale, lease, transfer or other disposition of LICENSED PRODUCTS or LICENSED PROCESSES through an AFFILIATE or through LICENSEE's use of any retail outlet or distributor and shall authorize any END USERS' use of the LICENSED PRODUCTS and LICENSED PROCESSES sold or transferred by LICENSEE or its AFFILIATES, retail outlets or distributors.

     2.3 The grants provided under this Agreement shall specifically include the right for LICENSEE to grant sublicenses to the LICENSED TECHNOLOGY to SUBLICENSEES. All sublicenses granted by LICENSEE shall be subject to the terms and conditions of this Agreement and the sublicense agreement shall have an express provision to this effect. No sublicense shall relieve LICENSEE of any of its obligations under this Agreement. LICENSEE agrees to forward to BYU a fully executed copy of each sublicense agreement within thirty (30) days upon written request from BYU, and to act as a fiduciary to protect BYU's interests in the sublicense and to collect and transmit to BYU all royalties due.

     2.4 Nothing in this Agreement shall be considered as granting any rights, express or implied, in BYU's patents, patent applications, inventions, methods, technical, confidential or proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed in this Agreement, and all rights not expressly granted by this Agreement to LICENSEE are expressly reserved by BYU. The license granted by this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any existing, new or derivative technology not specifically licensed by this Agreement. The reservation of rights described in this Section is intended to be broadly construed and not to be limited by the definitions set forth in this Agreement.

     2.5 Notwithstanding the exclusive license granted pursuant to this Agreement, BYU, The Church of Jesus Christ of Latter-day Saints and the Church Education System shall have the right to make, have made or use the LICENSED TECHNOLOGY, LICENSED PRODUCTS, LICENSED PROCESSES and IMPROVEMENTS for continuing research and non-commercial, academic and ecclesiastical uses without cost. LICENSEE agrees that any time during the term of this Agreement, it will sell to current or retired full-time faculty, administrative and staff personnel of BYU and the full-time permanent employees of The Church of Jesus Christ of Latter-day Saints covered by their respective health and welfare benefits programs as then in effect for such personnel (similar to the current DMBA coverage, but in no case applicable due to temporary or part-time employment, including employment of students), LICENSED PRODUCTS or PROCESSES at the pricing offered under LICENSEE'S Friends and Family program (or any successor or similar program). LICENSEE may take reasonable steps to verify qualification by such retired personnel and may employ a third-party to administer this program.

3    Sharing of all Improvements

     For the purpose of facilitating BYU's exercise of its rights regarding IMPROVEMENTS pursuant to the first sentence of Section 2.5 hereof, LICENSEE agrees to share information regarding IMPROVEMENTS with BYU on a prompt and reasonable basis and BYU agrees to maintain the confidentiality of such information on the basis set forth in Section 8 of the Agreement.

4    Alternate Technology

     In the event that LICENSEE chooses to use alternate technology to replace the LICENSED TECHNOLOGY, representatives of BYU and LICENSEE shall meet and confer regarding such alternate technology. If BYU agrees that the alternate technology is superior to the LICENSED TECHNOLOGY and is not derived from the LICENSED TECHNOLOGY, then LICENSEE shall have no royalty obligations under this Agreement with respect to its products containing such alternate technology. If BYU, acting in good faith, does not believe that such alternate technology is superior to the LICENSED TECHNOLOGY, then LICENSEE shall continue to pay royalties as provided for in this Agreement with respect to sales of products containing such alternate technology. Promptly following the meeting(s) of BYU and LICENSEE to consider the alternate technology, BYU shall give written notice to LICENSEE of its opinion pursuant to this paragraph.

5    Performance Requirements

     5.1 LICENSEE shall, during the term of this Agreement, use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market in order to maximize the ADJUSTED GROSS SALES through a thorough, vigorous and diligent commercial program.

     5.2 LICENSEE's failure to perform in accordance with this Section of the Agreement to the reasonable satisfaction of BYU may be considered by BYU to be a material breach of this Agreement. (See Section 17 for termination procedure.)

6    License Fees and Royalties

     In consideration of the license granted under this Agreement, LICENSEE shall pay to BYU, in the manner designated below until the Agreement shall be terminated, as follows:

     6.1 License Issue Fees: A license issue fee in the amount of Fifty Thousand Dollars ($50,000.00) shall be paid upon the execution of this Agreement. This license issue fee shall be non-refundable and may not be credited toward the payment of any royalties or other consideration required by this Agreement.

     6.2 Earned Royalties: An earned royalty shall be paid in the amount equal to one-half of one percent (0.50%) of the ADJUSTED GROSS SALES of the LICENSED PRODUCTS, LICENSED PROCESSES or IMPROVEMENTS subject of this Agreement used, leased, licensed, sold or otherwise transferred to an END USER by or for LICENSEE or its AFFILIATES.

     6.3 Minimum Royalties: An annual minimum royalty of fifty thousand dollars ($50,000.00) for each calendar year shall be paid in two installments of twenty-five thousand dollars ($25,000) at the conclusion of each six month period commencing with the 1998 calendar year. In the event that LICENSEE's earned royalty payment to BYU during any particular six-month period shall fall below twenty-five thousand dollars, then LICENSEE shall pay a minimum royalty to BYU with its report of the second or fourth quarter respectively of twenty-five thousand dollars less any earned royalties paid for that six-month period. All earned royalties for any given calendar year can be credited against all minimum royalties for that calendar year, but earned royalties for any given calendar year shall only be credited against minimum royalties for that same calendar year.

     6.4 Pass Through Royalties: A "pass through royalty" to be levied on all license fees and any and all other consideration of any kind or description received by LICENSEE or any AFFILIATE from any third party which is not an AFFILIATE, distributor, retail outlet or END USER, but which is granted a sublicense, is assigned rights or receives rights from LICENSEE with respect to the LICENSED TECHNOLOGY to make, use, sell, lease or otherwise transfer LICENSED PRODUCTS or PROCESSES made or developed by the SUBLICENSEE, assignee or transferee and which is not otherwise subject to the earned and minimum royalty provisions of this Agreement. The pass through royalty shall be paid on all such license fees or consideration, which shall specifically include, but not be limited to, license issue fees, minimum royalties, equity interests or other consideration in excess of earned royalties to which BYU is entitled pursuant to Sections 2.2 and 6.2 of this Agreement.

          A. The "pass through royalty" shall be fifty percent (50%) of all applicable consideration subject to the pass through royalty.

          B. Pass through royalty payments shall be payable to BYU quarterly in addition to and contemporaneously with earned royalty payments. Such pass through royalty payments shall be based on all consideration paid during the applicable three months. Reporting of such consideration shall be made following the same criteria set forth for earned royalty payments in this Agreement. In no event shall BYU be entitled to receive both an "earned royalty" and a "pass through royalty" on the same transaction, and if multiple licensed technologies are involved in the same transaction, the total "pass through royalty" shall not exceed 50%.

     6.5 Any royalty amount due to BYU arising out of this Agreement shall accrue at the time of use, sale, lease, license or transfer of the LICENSED PRODUCT or LICENSED PROCESS and shall be deemed to be held in trust for the benefit of BYU until actual payment of such amounts is made pursuant to this Agreement.

7    Reports, Records, Penalties and Interest

     7.1 LICENSEE shall keep and shall require all SUBLICENSEES, AFFILIATES, and any other party responsible by the terms of this Agreement to make payments to BYU to keep, at their own expense, accurate books of account, using generally accepted accounting principles and practices, detailing all data necessary to calculate and easily audit any payments due to BYU under this Agreement. These books of account shall be kept at LICENSEE's, AFFILIATE's or SUBLICENSEE's principal place of business. These books and supporting data shall be open at all reasonable times, upon ten (10) calendar days written notice, for a period of five (5) years following the end of the calendar year to which they pertain, to the inspection by BYU or its agents for the purpose of verifying LICENSEE's royalty statements or other compliance with this Agreement.

     7.2 LICENSEE, within forty-five (45) days after the last day of each full calendar quarter subsequent to the effective date of this Agreement, shall deliver to BYU an accurate written report summarizing in sufficient detail to allow BYU to verify all payment amounts, the data used during the preceding three-month period under this Agreement to calculate the payments due to BYU during the applicable accounting period. These records and reports shall include at least the following information for the accounting period:

          A. Calculation of ADJUSTED GROSS SALES itemized as to the number and the identity of the LICENSED PRODUCTS or PROCESSES sold.

          B.   All qualifying deductible costs claimed as offsets as applicable.

          C.   Total royalties due broken down by applicable category.

          D. Minimum royalty amounts in excess of earned royalty amounts. (Fourth quarter report only.)

          E.   Pass through royalty amounts.

          F. Names and address of all AFFILIATES and SUBLICENSEES and full reports from them complying with the reporting requirements of
               Section 8.2 A-E.

     7.3 With each such report submitted, LICENSEE shall pay to BYU all fees, royalties and all other amounts due, payable and arising pursuant to this Agreement. If no amounts shall be due, LICENSEE shall so report.

     7.4 A penalty will be assessed in an amount equal to three percent (3%) of any payment due to BYU arising out of this Agreement if the payment is made more than thirty (30) days late. Interest will accrue from the thirtieth day after the payment was due at a rate of eighteen percent (18%) per annum and the interest payment shall be due and payable every thirty (30) days thereafter. It is the intention of the parties to this Agreement that any unpaid interest or penalty shall be subject to monthly compounded interest at the rate of eighteen percent (18%) per annum. Accordingly, the parties expressly agree that any unpaid interest or penalty shall be added on a monthly basis to the unpaid principle and such total amount shall accrue interest at the rate of eighteen percent (18%) per annum.

     7.5 LICENSEE shall cause an independent auditor to deliver to BYU a certified report which shall verify the accuracy of the quarterly reports required in Section 8 on or before ninety (90) days after end of each fiscal year.

8    Confidentiality

     8.1 LICENSEE agrees, that as LICENSEE receives material provided by BYU which is marked as confidential, or is verbally so designated and confirmed in writing by BYU within thirty (30) days of the receipt of the materials by LICENSEE, or which LICENSEE would at the time of disclosure reasonably understand under the circumstances to be considered by BYU to be confidential, LICENSEE shall take reasonable precautions to protect such material and to preserve its confidential, proprietary or trade secret status during the term of this Agreement and for a period of five (5) years after termination of this Agreement.

     8.2 In determining whether or not information is confidential, the burden of proof shall be upon LICENSEE to establish by competent proof and by preponderance of the evidence that such information to be nonconfidential was:

          A.   Already known to LICENSEE at the time of disclosure by BYU, or

          B. Was generally available to the public or otherwise part of the public domain at the time of its disclosure to LICENSEE, or

          C. Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of LICENSEE in breach of this Agreement, or

          D. Was subsequently, lawfully disclosed to LICENSEE by a third party.

     8.3 LICENSEE may disclose BYU's confidential information only to the extent it is authorized in writing to do so by BYU and such disclosure is reasonably necessary to further the objectives of this Agreement.

     8.4 All of LICENSEE's and SUBLICENSEE's employees and independent contractors with access to BYU's confidential information shall be bound in writing, copies of which shall be retained by LICENSEE and submitted to BYU upon request of BYU, to make no unauthorized use or disclosure of the confidential information.

     8.5 LICENSEE agrees that a breach of its obligation to protect BYU's confidential information shall cause immediate and irreparable harm to BYU which cannot be adequately compensated by monetary damages. Accordingly, any breach or threatened breach of confidentiality shall entitle BYU to preliminary and permanent injunctive relief in addition to such remedies as may be otherwise available to BYU.

9    Separate Service Agreement

     If BYU shall agree to supply technical and engineering services required to effectively transfer to LICENSEE the LICENSED TECHNOLOGY licensed herein, LICENSEE shall reimburse BYU for its expenses incurred in furnishing such technical and engineering services pursuant to the terms and conditions of a separate written agreement.

10   Export Controls

     It is understood that the LICENSED TECHNOLOGY may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and LICENSEE's obligations under this Agreement may be contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agent of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. BYU neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE shall observe and obey all export laws in countries in which it shall do business.

11   Patent Marking and Copyright Notice

     LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers and copyright notices. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent and/or copyright laws and practice of the country of manufacture or sale.

12   Patent Prosecution and Maintenance

     12.1 LICENSEE shall apply for, seek prompt issuance of, and maintain during the term of this Agreement any patent and/or copyrights to properly patentable or copyrightable intellectual property set forth in Exhibit A or to any residuals, derivatives, enhancements and modifications. LICENSEE shall diligently prosecute, file, perfect and maintain all such patent or copyright rights, patents or applications utilizing legal counsel of its choice. All resulting patents, copyrights and accompanying rights shall be assigned by LICENSEE to BYU. BYU shall cooperate with LICENSEE in such prosecution, filing and maintenance.

     12.2 LICENSEE shall be solely responsible for the payment of all fees and costs relating to the filing, prosecution, perfection and maintenance of the patent and copyright rights, both domestic and foreign, whether such fees and costs were incurred before or after the date of this Agreement.

     12.3 LICENSEE expressly represents and warrants that it will timely and faithfully perform its obligations pursuant to Section 3 of this Agreement. LICENSEE's failure to so perform shall constitute a material breach of this Agreement entitling BYU to terminate this Agreement and recover from LICENSEE BYU's actual, incidental and consequential damages resulting from such breach.

13   Infringement

     13.1 LICENSEE shall inform BYU promptly in writing of any alleged infringement or misuse of the intellectual property rights subject of this Agreement by a third party and of any available evidence of such infringement or misuse.

     13.2 During the term of this Agreement, BYU shall have the right, but shall not be obligated, to prosecute at its own expense any infringements or misuse and, in furtherance of such right, LICENSEE agrees that BYU may require LICENSEE to participate as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced solely by BYU shall be paid by BYU and BYU shall be entitled to retain any recovery or damages arising from the infringement or misuse.

     13.3 If within sixty (60) days after having been notified of any alleged misuse or infringement, BYU does not intend on prosecuting an infringement action, BYU shall notify LICENSEE of its intention not to bring suit. In such event only, LICENSEE shall have the right, at its own expense, to prosecute a suit to remedy the infringement or misuse of the intellectual property rights subject of this Agreement. LICENSEE may, for such purposes, use the name of BYU as party plaintiff. However, the right to bring an infringement action shall remain only for so long as this Agreement remains in effect. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the express written consent of BYU, which consent shall not be unreasonably withheld. LICENSEE shall indemnify BYU against any order or settlement for costs or attorneys' fees that may be made against BYU in such proceedings prosecuted by LICENSEE.

     13.4 In the event that LICENSEE shall undertake the enforcement of intellectual property rights by litigation, LICENSEE may withhold up to 50% of any royalty payment otherwise due BYU and apply the same toward reimbursement of a cumulative maximum of fifty percent (50%) of its reasonable and paid outside attorneys fees, court costs and fees of expert witnesses. Any recovery of damages by LICENSEE for such suit shall be applied first to satisfaction of any unreimbursed litigation expenses and legal fees of LICENSEE relating to the suit and next toward reimbursement of BYU for any royalties withheld. The balance remaining from any such recovery shall be divided equally between LICENSEE and BYU.

     13.5 In the event that a declaratory judgment or other action alleging unlawful infringement of any intellectual property rights of a third party is brought against LICENSEE, BYU, at its sole option, shall have the right within thirty (30) days after the commencement of such action to intervene and assume the sole defense of the action at its own expense. Should BYU elect not to defend, LICENSEE shall have the right to defend the suit at its sole expense.

     13.6 If a third party is successful in prevailing against LICENSEE in an adjudicated lawsuit demonstrating that the LICENSED TECHNOLOGY as delivered to LICENSEE by BYU unlawfully infringed upon such third party's intellectual property rights, LICENSEE shall be entitled to offset against future earned royalties the full amount of LICENSEE's court costs, attorney fees and damages awarded.

     13.7 In any infringement suit, the other party shall, at the request and expense of the party initiating the suit, cooperate in all respects and, to the extent possible, make its employees reasonably available to testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

14   Warranty and Limitation of Remedy

     14.1 BYU represents and warrants that to the best of its knowledge it is the owner of the entire right, title, and interest in and to and has the sole right to grant licenses under this Agreement to the LICENSED TECHNOLOGY as described on Exhibit "A. ". BYU makes no warranty or representation with respect to the application of the LICENSED TECHNOLOGY to any particular purpose.

     14.2 BYU makes no representation that the manufacture, use, lease, or sale of the LICENSED TECHNOLOGY will not infringe a copyright or patent granted to others, other than to state that it knows of no such copyright, patent or other proprietary interests which would be so infringed.

     14.3 Each party represents and warrants to the other that it has all of the requisite power and authority to enter into this Agreement and to perform each and every term, provision and obligation of this Agreement and that neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, provisions or obligations of, or constitute a default pursuant to any other Agreement or instrument under which each party is obligated.

     14.4 ALL WARRANTIES MADE IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY WHETHER EXPRESS OR IMPLIED.

     14.5 BYU will not be liable for any loss of profits or for any claim or demand against LICENSEE by any other party. BYU's liability, if any, for any damages to LICENSEE shall not exceed in any event the total earned royalties which have been paid by LICENSEE to BYU during the term of this Agreement. IN NO EVENT WILL BYU BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES EVEN IF BYU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. No action, regardless of form, arising out of the transaction subject of this Agreement may be brought against BYU more than one year after the cause of action is discovered.

15   Product Liability and General Indemnification

     15.1 BYU does not warrant the effectiveness or operation of any of the LICENSED PRODUCTS or LICENSED PROCESSES and the parties to this Agreement agree and understand that BYU shall have no liability to an END USER. LICENSEE, therefore, agrees to hold BYU harmless and indemnify BYU, its trustees, officers, employees and agents from and against any and all litigation, claims, damages or actions (including reasonable attorneys' fees) that may be instituted against BYU arising out of LICENSEE's marketing, distribution, sale, production, manufacture, lease, consumption or advertisement of the LICENSED TECHNOLOGY, LICENSED PRODUCTS or LICENSED PROCESSES or arising from any obligation of LICENSEE under this Agreement, including, but not limited to, claims resulting from any alleged type of defect in the LICENSED PRODUCTS or LICENSED PROCESSES or damages allegedly caused by any breach of contract by LICENSEE, its AFFILIATES or SUBLICENSEES or the use or misuse of the LICENSED PRODUCTS and LICENSED PROCESSES, notwithstanding any third-party allegation that their claims, injuries or damages were proximately caused in part or wholly by BYU's negligence. In the event BYU is sued as a party defendant or otherwise pursuant to claims identified in this Section as being subject to indemnification, LICENSEE agrees to defend BYU at LICENSEE's sole expense in such action. Should any award or decree be made against BYU, it shall be the obligation of LICENSEE to (a) appeal the decision and pay if the appeal is lost or (b) pay such award or make any settlement as may be warranted before or after the decision on appeal. BYU may, at its own option, conduct its own defense in such actions and all expenses and attorneys' fees for such defense shall be paid by LICENSEE.

     15.2 LICENSEE shall immediately notify BYU of any litigation in which it, its officers or its directors, agents or employees may be involved if there is a reasonable possibility that this Agreement or BYU will be affected and afford BYU reasonable cooperation should BYU elect to make its own defense.

16   Term and Termination

     This Agreement shall remain in force until properly terminated as provided in this Section.

     16.1 The Agreement may be terminated automatically without prior notice by BYU at its election in the event of the occurrence of any one of the following circumstances:

          A. In the event LICENSEE is placed in the hands of a receiver or makes a general assignment for the benefit of creditors; or

          B. In the event that substantial assets of LICENSEE or its successor-in-interest are seized or attached in conjunction with any action brought against it by a third party creditor.

     16.2 This Agreement may be terminated effective upon fifteen (15) days written notice from BYU and the failure of LICENSEE to cure any breach or default prior to the expiration of the fifteen-day notice period in any of the following circumstances:

          A. In the event LICENSEE becomes insolvent or shall cease to carry on its business in the normal course; or

          B. In the event there is a transfer or sale of LICENSEE's business purporting to transfer or assign this Agreement or LICENSED TECHNOLOGY without the prior express written consent of BYU, except in connection

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

               with a merger, sale or transfer of substantially the LICENSEE'S entire business, in which case no consent shall be required; or

          C. Disclosure of confidential information in violation of the confidentiality provisions of this agreement; or

          D. In the event that BYU reasonably determines that LICENSEE does not have the financial ability to perform the terms of this Agreement.

     16.3 In the case of breach or default arising from LICENSEE's failure to pay BYU royalties or other costs or expenses pursuant to the Agreement when due and payable, failure to complete the performance requirements of Section 5 of this Agreement or from any other material breach or default of this Agreement other than those described in Section 16.3 and Section 16.2, BYU shall have the right to terminate this Agreement upon thirty (30) days notice to LICENSEE. Termination shall become effective upon the failure of LICENSEE to cure such breach or default.

     16.4 Upon termination of this Agreement, for any reason, the parties shall not be released from any obligation that has matured prior to the effective date of the termination. LICENSEE may, however, after the effective date of such termination, sell all LICENSED PRODUCTS and complete LICENSED PROCESSES in its inventory or in process as of the time of such termination, provided that LICENSEE shall pay to BYU the royalties and other consideration on these products as required by this Agreement and shall submit the reports as required.

     16.5 Upon the termination of this Agreement, any SUBLICENSEE that has not breached in any material way its sublicense agreement shall continue to maintain its license on substantially unchanged terms, except that such license shall be deemed to be a license from BYU.

     16.6 Upon the termination of this Agreement for breach by LICENSEE, LICENSEE shall return to BYU all equipment, enhancements and all other materials, documents and information as may have been provided by BYU pursuant to this Agreement, which contain information which is confidential or proprietary to BYU and shall grant back to BYU all of LICENSEE's right, title and interest to all IMPROVEMENTS, with applicable documentation, made by LICENSEE in relation to the LICENSED TECHNOLOGY.

     16.7 Nothing herein shall be construed to limit BYU's legal or equitable remedies in the event of a default by LICENSEE and subsequent termination of this Agreement by BYU.

17   Negotiations, Mediation and Arbitration

     17.1 With respect to any and all claims, disputes or controversies arising out of the performance of or in connection with this Agreement, except with respect to enforcement of the LICENSEE's obligations specified in Sections 6, 8 and 13, hereof for which BYU may seek any legal or equitable remedy available through a court of competent jurisdiction, the parties agree to attempt in good faith to resolve those claims, disputes or controversies by negotiations between the parties. In the event either party believes the negotiation discussions are likely not to result in settlement, the parties must, in good faith, participate in mediation sessions with a professional mediator to be mutually selected by the parties and the expense of which is to be paid fifty percent (50%) by each party. In the event, after one or more mediation sessions, either party believes the mediation process is not likely to resolve the dispute by mutual agreement, the dispute shall be resolved by final and binding arbitration in Provo, Utah. Each party shall choose one arbitrator and these two arbitrators shall in turn select a third arbitrator, which three arbitrators shall constitute the arbitration panel. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Utah or in the United States District Court for the District of Utah in which jurisdiction for such purposes BYU and LICENSEE hereby irrevocably consent and submit. The arbitration proceedings shall be conducted in all matters not specifically identified in this Agreement pursuant to the rules of the American Arbitration Association, unless otherwise expressly agreed in writing by the parties. Each party shall bear its own costs.

     17.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent subject of this License Agreement shall be resolved in any court having competent jurisdiction.

     17.3 In the event in any arbitration proceeding any issue shall arise concerning the validity, construction or effect of any patent licensed, the arbitrator shall assume the validity of all claims as set forth in the patent. Except with reference to a prior determination by a court of competent jurisdiction, neither party shall raise any issue concerning the validity, construction or effect of any patent licensed under this Agreement in any arbitration proceeding, in any proceeding to enforce the arbitration award or in any proceeding arising out of such arbitration award.

     17.4 Nothing in this Section shall be construed to waive any rights of timely performance of any obligation existing under the Agreement.

18   Licensee Assignment

     Neither this Agreement nor the LICENSED TECHNOLOGY is assignable by LICENSEE without the express written consent of BYU, which shall not be unreasonably withheld, and any attempt to do so without such written consent shall be void.

19   Non Use of BYU Name

     LICENSEE shall not use the name of Brigham Young University nor of any of its employees, nor any adaptation thereof, in any advertisement, promotion or sales literature without the express prior written consent from BYU in each case, except that LICENSEE may state that it is licensed by BYU.

20   Publication

     BYU shall have the right to publish any academic paper, article or learned treatise and make public disclosure at professional meetings or seminars regarding any portion of the LICENSED TECHNOLOGY which has been or may be invented, conceived or developed by BYU.

21   Payment, Notices and Other Communications

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent by certified first-class mail, postage prepaid, addressed to the receiving party at its address designated below or such address as shall be designated by written notice given to the other party.

     BYU:           Technology Transfer Office
                    A-268 ASB
                    Brigham Young University
                    P.O. Box 21231
                    Provo, Utah 84602-1231
                    (801) 378-6266

     LICENSEE:      Sonic Innovations, Inc.
                    2795 E. Cottonwood Parkway
                    Suite 660
                    Salt Lake City, Utah 84121
                    (801) 365-2800

     22   Miscellaneous Provisions

     22.1 Independence of Parties. BYU and LICENSEE are independent parties engaged in independent business and neither party nor any respective agent or employee of either party shall be regarded as an agent or an employee of the other. Nothing in this Agreement shall be construed as reserving to either party the right to control the other in the conduct of its business, nor shall either party have the authority to make any promise, guarantee, warranty or reservation which will create any obligation or liability whether express or implied on behalf of the other.

     22.2 Attorneys' Fees. In the event a suit or an arbitration proceeding is commenced to construe or enforce any provision of this Agreement, the prevailing party, in addition to all other amounts to which such party may be entitled, shall be paid by the other party a reasonable sum for attorneys' fees and reasonable costs related to the dispute resolution.

     22.3 Waiver. No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of either party, shall constitute a continuing waiver of such provision or a wavier of any other provisions of this Agreement.

     22.4 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah. Venue for any legal disputes shall be in Utah County, Utah.

     22.5 Partial Invalidity. Should any Section or any part of a Section of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining Sections and Subsections shall not be affected by the invalidity of any other part of the Agreement.

     22.6 Force Majeure. Neither party to this Agreement shall be in default because of a delay or failure to perform which is not the result of the defaulting party's intentional or negligent acts or omissions, but results from causes beyond the reasonable control of such party such as acts of God, civil disobedience and war.


     22.7 Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties and supersedes all prior agreements and understandings with respect to the LICENSED TECHNOLOGY, whether written or oral. No modification or claimed waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or wavier was sought to be enforced.

     22.8 Binding Effect. This License Agreement shall be binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties.

     22.9 Headings. The paragraph and subparagraph headings contained in this Agreement are for convenience and reference only. They are not intended to define and limit the scope of the provisions of this Agreement.

     22.10 Old 1997 Agreement. The Old 1997 Agreement is hereby terminated and made of no force or effect.

     IN WITNESS WHEREOF, the parties have entered into this Agreement and it is effective this 21/st/ day of March, 2000.

BRIGHAM YOUNG UNIVERSITY

   /s/ Gary R. Hooper                           3/21/00
-------------------------------------         ----------
By: Gary R. Hooper                               Date
    Associate Academic Vice President


LICENSEE

   /s/ Steve Wilson                             3/21/00
-------------------------------------         ----------
 By: Steve Wilson                                Date
     Chief Financial Officer

                                   EXHIBIT A

                              LICENSED TECHNOLOGY

     The LICENSED TECHNOLOGY includes the U.S. patent application(s) (in preparation on the effective date of this agreement) based upon the Technical Description below, and any U.S. patent issuing therefrom, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of addition, improvement patents and patents of importation thereof; trade secrets; and know-how which trade secrets and know-how are associated with the Technical Description and are in existence upon the effective date of the Agreement.

                             TECHNICAL DESCRIPTION

                          (See attached description.)